                                                                      Exhibit 12

                          Tucson Electric Power Company
                Computation of Ratio of Earnings to Fixed Charges



                                          3 Months Ended  12 Months Ended|   12 Months Ended
                                          -------------------------------| ---------------------------------------------------
                                              Mar. 31        Mar. 31     | Dec. 31,   Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,
                                               2004            2004      |   2003       2002      2001      2000      1999
-------------------------------------------------------------------------| ---------------------------------------------------
                                                                         |    - Thousands of Dollars -
Fixed Charges:                                                           |
  Interest on Long-Term Debt                     $ 20,381       $ 77,694 |   $76,585    $65,620   $68,678   $66,377   $66,836
  Other Interest (1)                                  309          1,921 |     1,820        273       441     9,067    13,081
  Interest on Capital Lease Obligations            20,037         83,356 |    84,053     87,783    90,506    92,658    82,414
-------------------------------------------------------------------------| ---------------------------------------------------
Total Fixed Charges                                40,727        162,971 |   162,458    153,676   159,625   168,102   162,331
                                                                         |
Net Income                                            886         68,180 |   127,589     53,737    75,284    51,169    73,475
                                                                         |
Less:                                                                    |
   Extraordinary Income & Accounting Change -                            |
       Net of Tax                                       -              - |    67,471          -       470         -    22,597
-------------------------------------------------------------------------| ---------------------------------------------------
Net Income from Continuing Operations                 886         68,180 |   60,118     53,737    74,814    51,169    50,878
                                                                         |
Add (Deduct):                                                            |
  (Income) Losses from Equity Investees (2)           (21)          (123)|       (76)        17       700     1,543         -
  Income Taxes                                      2,135         25,731 |    20,122     35,350    55,910    26,566    22,350
  Total Fixed Charges                              40,727        162,971 |   162,458    153,676   159,625   168,102   162,331
-------------------------------------------------------------------------| ---------------------------------------------------
                                                                         |
Total Earnings before Taxes                                              |
and Fixed Charges                                $ 43,727      $ 256,759 | $242,622   $242,780  $291,049  $247,380  $235,559
=========================================================================| ===================================================
                                                                         |
                                                                         |
Ratio of Earnings to Fixed Charges                  1.074          1.575 |    1.493      1.580     1.823     1.472     1.451

(1)  Excludes recognition of Allowance for Borrowed Funds Used During Construction.
(2)  Truepricing and Inncom (income) losses.

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